Exhibit 10.22

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

AMENDMENT TO
ASSET PURCHASE AGREEMENT AND TRANSITION SERVICES AGREEMENT

This Amendment (“Amendment”) to that certain Asset Purchase Agreement between Neustar, Inc. (“Buyer”) and VeriSign, Inc. (“Seller”), dated as of October 24, 2018 (“Purchase Agreement”), and to that certain Transition Services Agreement between Buyer and Seller, dated as of December 5, 2018 (“TSA”), is made as of December 10, 2019 (“Amendment Effective Date”), by and between Buyer and Seller (Buyer and Seller each a “Party” and collectively, the “Parties”). Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement or the TSA, as applicable.

RECITALS

WHEREAS, the Parties entered into the Purchase Agreement and TSA; and

WHEREAS, the Parties desire to amend certain terms of the Purchase Agreement and TSA as set forth herein.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Amendment to the Purchase Agreement. The Purchase Agreement is hereby amended as of the Amendment Effective Date as follows:

(a)    The defined terms “customer” and “Customer ACV” are hereby deleted in their entirety and replaced with the following:

“customer” means, for purposes of (i) Section 2.9 and 2.10, (ii) the definitions of Customer Migration Event and ET Migration Event, and (iii) any other provisions of this Agreement relating to the Post-Closing Payment or ET Payment, any existing customer under any Transferred Contract or any parent, subsidiary, reseller, purchasing agent or other representative thereof acting in such capacity with respect to the original contract of such existing customer or any replacement or successor contract.
“Customer ACV” means, with respect to (i) Active Customers in respect of which a Customer Migration Event has been deemed to have occurred during the Customer Migration Period, an amount equal to monthly recurring revenue in the calendar month that includes the first anniversary of the Closing, multiplied by 12, and (ii) ET Active Customers in respect of which an ET Migration Event has been deemed to have occurred during the ET Period or during the thirty (30) days following the end of the ET Period, an amount equal to monthly recurring revenue in the calendar month that includes the last day of the ET Period, multiplied by 12, in each case, calculated in accordance with Exhibit A; provided, however, that in the event that an ET Active Customer provides written notice of termination or non-renewal of a Contract within thirty (30) days of the end of the ET Period (which it has not withdrawn prior to the end of such thirty (30) day period following the end of the ET Period), such ET Active Customer shall not be included in the calculation of the ET Payment. For the avoidance of doubt, an individual Contract shall not be counted in the calculation of both the Post Closing Payment and the ET Payment. For customers with more than one Contract with Seller (or an Affiliate

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thereof), the calculation of “Customer ACV” and status as an “Active Customer” and/or an “ET Active Customer” shall be determined on a Contract-by-Contract basis.

(b)
The defined terms “ET Active Customer”, “ET Migration Event” and “ET Period” as set forth below is hereby inserted into the Purchase Agreement immediately following the term “ERISA Affiliate” and immediately before the term “Exchange Act”.

“ET Active Customer” means the customers that are generating recurring revenue in the full calendar month that includes the end of the ET Period; provided, however, ET Active Customers shall exclude any customer that (A) has provided written notice to either Buyer or Seller prior to the end of the ET Period that it has or intends to terminate or otherwise cancel its contract with Buyer (which it has not withdrawn prior to the end of the ET Period), or (B) was or is considered an Active Customer in respect of which a Customer Migration Event occurred prior to the end of the Customer Migration Period.

“ET Migration Event” will be deemed to have occurred, for each customer that is party to a Transferred Contract, at such time as the Buyer or its Affiliate has completed migration of services provided to the customer by Seller (or its Affiliates) to Buyer’s (or its Affiliates’) technology platform. For customers with more than one Contract with Seller (or an Affiliate thereof), the existence of an “ET Migration Event” shall be determined on a Contract-by-Contract basis.

“ET Period” means the period from the first anniversary of the Closing through the end of the Extended Term (as defined in the Transition Services Agreement).

(c)	The following language is added to the end of the defined term “Customer Migration Event”:

“For customers with more than one Contract with Seller (or an Affiliate thereof), the existence of a “Customer Migration Event” shall be determined on a Contract-by-Contract basis.”

(d)	Section 2.5(d) is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, neither this Agreement nor any of the Ancillary Agreements shall constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if a transfer or attempted assignment thereof, without the consent of a third Person, would constitute a breach or other contravention under any agreement or Law to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary is bound, or in any way adversely affect the rights of the Seller or any Seller Subsidiary or, upon transfer, the Buyer under such asset, permit, claim or right; provided, however, that until a Customer Migration Event or ET Migration Event has occurred with respect to any Transferred Contract (including Shared Contracts), each of the parties shall (and shall cause its respective Subsidiaries to) cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations under such Contract in accordance with this Agreement. Notwithstanding the foregoing, if (i) a Customer Migration Event or ET Migration Event with respect to a particular customer has not occurred by the end of the Term (as defined therein) of the Transition Services Agreement (the “Reversion Date”) or (ii) a customer for which a Customer Migration Event has occurred has failed to be an Active Customer or for which an ET Migration Event has occurred has failed to be an ET Active Customer (any such customer under (i) or (ii), a “Reverting Customer”), the rights, benefits (including revenue and the right to collect fees in respect of the post-Reversion Date period) and obligations arising or to be performed after the Reversion Date under the Transferred Contract (or other contract or agreement relating to the Business) of any such Reverting Customer automatically will revert to Seller (excluding any Liabilities relating to breaches or defaults of the Buyer or any of its Affiliates). The parties further agree that, effective as of the Reversion Date, the covenants set forth in Section 5.15 shall cease to apply solely with respect to any Reverting Customer and the products or services required to be provided thereto pursuant to

Seller’s contractual obligations with respect to such Reverting Customer. As compensation for Buyer’s engagement and assistance with customer communications regarding assignment of the Transferred Contracts from Seller to Buyer and migration of the services described in such Contracts from Seller’s technology platform to Buyer’s technology platform from the Closing Date through the Customer Migration Period, Seller shall pay to Buyer a one-time fee in the amount of $10,000 within thirty (30) days following the Closing, which, for the avoidance of doubt, the amount or payment (or nonpayment) of such fee shall not impair, limit, restrict or otherwise impact each party’s rights and obligations set forth in this Agreement.”

(e)	The heading of Section 2.9 is deleted and replaced with the following:

“Section 2.9     Contingent Consideration during the Initial Term.”

(f)	Section 2.9(e) is hereby deleted in its entirety and replaced with the following:

“(e) If Seller disputes any item specified in the Final Customer Migration Report (including Buyer’s calculation of Customer ACV or the amount of the Post-Closing Payment), Seller may, at any time during the period specified in Section 2.10(e), provide written notice thereof to Buyer, and any such dispute shall be resolved in accordance with the provisions of Section 2.10(e). Notwithstanding anything in this Agreement to the contrary, Buyer shall pay to Seller the amount of the Post-Closing Payment set forth in the Final Customer Migration Report (the “Base Post-Closing Payment Amount”) within 30 days from the delivery of the Final Customer Migration Report, which payment obligation shall not be delayed by the existence of any current or future dispute under this Section 2.9(e) or Section 2.10(e).”

(g)	The following language is added as Section 2.10:

“Section 2.10     Contingent Consideration during the ET Period.

(a) Subject to any pending disputes pursuant to Section 2.10(e) below, and in addition to any Post-Closing Payment payable in accordance with Section 2.9 above, within 30 days from the delivery of the Final ET Report, Buyer will pay or cause to be paid to Seller (without dilution) an amount in U.S. dollars (the “ET Payment”) equal to the amount by which the Post-Closing Payment payable in accordance with Section 2.9 above would have increased had the Customer ACV relating to any ET Migration Events been included in the calculation of the Post-Closing Payment; provided, however, that in no event shall a Transferred Contract be counted for purposes of determining both the Post Closing Payment and the ET Payment; and provided, further, however, that in no event shall the adjustment contemplated by this Section 2.10(a) result in a negative adjustment to, an offset of or a refund of any portion of the Post-Closing Payment or the ET Payment, as determined on a Contract-by-Contract basis. The Seller and the Buyer agree that any payments made pursuant to this Section 2.10 shall be allocated in a manner consistent with the allocation referred to in Section 2.8.
(b) During the ET Period, the Buyer will provide a monthly written report to Seller in the form of Schedule 2.9(b) (each, an “ET Report”), not later than three (3) Business Days following the end of each month, certifying the ET Migration Events that have taken place as of each such date. Additionally, within 60 days following the end of the ET Period, Buyer will deliver to Seller a final report (the “Final ET Report”) setting forth, in reasonable detail, the ET Migration Events occurring during the ET Period and the thirty (30) days following the end of the ET Period, Buyer’s good faith calculation of Customer ACV for such periods and Buyer’s corresponding good faith calculation of the amount of the ET Payment.
(c) As a material inducement to Seller to enter into this Agreement and with the understanding that Seller is relying thereon, and to carry out the transactions contemplated by this Section 2.10, Seller will have the audit rights in this Section 2.10 with respect to the determination of the ET Payment and the ET Migration Events to which such payment relates. Buyer will (and will cause its Affiliates and resellers, and other relevant parties to) keep complete, true and accurate books of accounts and records for the purpose of determining the ET Payment and the ET Migration Events to which such payment relates. Such books and records will include all data necessary, including customer contracts and invoices, for the determination of whether ET Migration Events have occurred and the proper computation of the ET Payment and will be retained by Buyer until at least the 21-month anniversary of the Closing (provided that such books and records will be retained for a longer period to the extent of, and necessary to resolve, any pending dispute or inspection with respect to an ET Migration Event or the ET Payment), and Buyer will make such books and records reasonably available and accessible to Seller and its Representatives upon Seller’s request.
(d) Without limiting the obligations of the parties set forth in Section 2.5, the parties agree to appropriately coordinate with one another in good faith with respect to efforts to achieve ET Migration Events during the ET Period and to otherwise assist with the migration of customers’ services to Buyer’s technology platform, in each case, upon terms and conditions including price, service levels, and other significant contractual commitments that, taken in the aggregate, are generally as favorable or better than the terms and conditions in force with Seller as of the Closing and in accordance with the Transition Strategy; provided that Buyer agrees that neither the Seller nor any Seller Subsidiary will have any Liability to Buyer arising out of or relating to the failure to achieve an ET Migration Event or to otherwise assist with migration, except as expressly provided in the Transition Services Agreement and Section 2.5. On a monthly basis, promptly following delivery of each ET Report, representatives of Buyer and Seller (which shall include the Contract Managers specified under the Transition Services Agreement), shall confer by telephone to discuss the efforts being undertaken with respect to the achievement of ET Migration Events, other customer migration-related issues and any questions concerning the contents of ET Reports. Such telephone conferences shall take place at the times agreed by the respective Contract Managers specified under the Transition Services Agreement. The parties further acknowledge and agree to the provisions of Section 6 of Exhibit G relating to the Customer Winddowns and the other matters set forth therein.
(e) If Seller disputes any item specified in the Final Customer Migration Report or the Final ET Report (including Buyer’s calculation of Customer ACV or the amount of the Post-Closing Payment or the ET Payment), Seller may, at any time during the 30-day period following its receipt of the Final ET Report, provide written notice thereof to Buyer (a “Notice of Disagreement”). During the 30‑day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of Customer ACV or the amount of the Post-Closing Payment or ET Payment as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30‑day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30‑day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm mutually agreed by the parties (an “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Customer ACV, the Post-Closing Payment and the ET Payment, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Customer ACV, the Post-Closing Payment and the ET Payment. For purposes of clarity, the parties hereby agree that no accounting firm that has been engaged on behalf of either party or such party’s direct Affiliates within the last two (2) years may be selected as an Independent Accounting Firm. Buyer will make its books and records available to the Independent Accounting Firm in connection with any such dispute related to the Final Customer Migration Report or the Final ET Report. The Buyer and the

Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Customer ACV, the Post-Closing Payment and the ET Payment that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with this Agreement, and the Independent Accounting Firm is not to make any other determination. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Customer ACV, the Post-Closing Payment and the ET Payment shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator. The costs of any dispute resolution pursuant to this Section 2.10(e), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Buyer and the Seller in proportion to the difference between the Independent Accounting Firm’s final determination of the aggregate amount of the Post-Closing Payment and ET Payment, on the one hand, and the Buyer’s and the Seller’s respective determinations of the aggregate amount of the Post-Closing Payment and ET Payment, on the other hand (such that the party whose determination of the aggregate amount of the Post-Closing Payment and ET Payment is more inaccurate relative to the Independent Accounting Firm’s final determinations shall bear the greater amount of such costs), and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Customer Migration Report and the Final ET Report and the preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party. Within three Business Days following final determination by the Independent Accounting Firm of the Customer ACV, the Post-Closing Payment and the ET Payment, Buyer shall pay or cause to be paid to Seller an amount equal to the amount (if any) by which the aggregate amount of the Post-Closing Payment and ET Payment, as finally determined by the Independent Accounting Firm, exceeds the aggregate amount of the Base Post-Closing Payment Amount and the Base ET Amount (as defined below). Notwithstanding anything in this Agreement to the contrary, Buyer shall pay to Seller the amount of the ET Payment set forth in the Final ET Report (the “Base ET Amount”) within 30 days from the delivery of the Final ET Report, which payment obligation shall not be delayed by the existence of any current or future dispute under this Section 2.10(e).
(f) As a material inducement to Seller to enter into this Agreement, Buyer covenants and agrees that, during the ET Period, (i) it will operate the Business in good faith and will not take any actions directly and solely intended to reduce, avoid, minimize or diminish the ET Payment and (ii) with respect to pricing and payment terms, it will treat the customers of the Business and contractual arrangements with such customers in a manner substantially similar to the way Buyer treats similarly situated customers of its existing security services business line and the contractual arrangements with such similarly situated customers. Subject to the foregoing, none of Buyer nor any of its Affiliates will owe Seller or any of its Affiliates any fiduciary or other similar duty in respect of this Section 2.10. To the extent that Buyer breaches the terms of this Section 2.10(f), as determined by a final non-appealable judgment of a court of competent jurisdiction, Seller shall be entitled to recover an amount equal to (x) the ET Payment calculated as if Buyer had not breached this Section 2.10, less (y) the ET Payment calculated by Buyer in accordance with Section 2.10(b) or otherwise paid by or on behalf of Buyer, which such amount shall be the sole and exclusive Losses and/or Liability of Buyer or its Affiliates in respect of this Section 2.10.”

(h)	A new Section 6 is added to the end of Exhibit G to the Purchase Agreement:

“6. Customer Winddown.

(a) Buyer will send, or will consent to Seller sending, letters, in a form and on dates as mutually agreed upon by Buyer and Seller, to customers who have consented to assignment of their Contract(s) but who have not migrated to Buyer’s technology platform, informing such customers that Seller’s obligations to provide technology platform services, portal access, and customer support is ending (each such letter, a “Customer Winddown Notice”). In accordance with such Customer Winddown Notices, Buyer agrees that Seller may engage those customers who have consented to assignment of their Contract(s) but who have not migrated to Buyer’s technology platform to cease providing technology platform services, portal access and customer support (such cessation of services, access and support, and applicable customer communications, a “Customer Winddown”) to such customers, at Seller’s expense and as Seller deems reasonably appropriate. Notwithstanding anything to the contrary, unless otherwise mutually agreed in writing by the parties (which may be via email), this Section 6(a) does not apply to the following customers:

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(b) During the ET Period, in the event such notice has not already been sent, Buyer shall send written notice of non-renewal of the Contract(s) to all non-migrating customers who have consented to assignment of their Contract(s) but that remain on Seller’s platform in a timely manner to ensure the notice of non-renewal is effective in accordance with the requirements of the applicable Contract(s) and provide Seller a copy of each such notice and the corresponding delivery tracking number.

(c) Buyer agrees that Seller shall be entitled to effect Customer Winddowns with respect to the following customers who have not consented to assignment of their Contract(s):

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2.	Amendment to the TSA. The TSA is hereby amended as of the Amendment Effective Date as follows:

(a)	The defined term “Optional Transition Services Term” set forth in Section 1.2 of the TSA is hereby deleted and replaced with the defined term “Extended Term.”

(b)	Section 2.1(c) of the TSA is hereby deleted in its entirety and replaced with the following:

“(c)     Subject to Sections 2.5(b) and 5.2, Seller shall provide the applicable Transition Services for the period specified for each Transition Service outlined in Appendix A until March 31, 2020. The period beginning immediately following the Closing and ending on December 31, 2019 shall be referred to as the “Initial Transition Services Term” and the three-month period from January 1, 2020 until March 31, 2020 (or such earlier date on which this Agreement is terminated pursuant to Section 5.2 hereof) shall be referred to as the “Extended Term.” The Initial Transition Services Term and Extended Term shall together be referred to as the “Term.””

(c)	Section 3.1 of the TSA is hereby deleted in its entirety and replaced with the following:

“Section 3.1.    Fees. As compensation for the Transition Services provided pursuant hereto and subject to Section 3.2 below, Buyer shall pay Seller the fees as set forth below:

Term	Fees
(Initial Transition Services Term) Closing Date through June 30, 2019	$1,350,000.00 per month
(Initial Transition Services Term) July 1, 2019 through December 31, 2019	$1,250,000.00 per month
(Extended Term) January 1, 2020 through March 31, 2020	$1,050,000.00 per month”

(d)	Section 3.2 of the TSA is hereby deleted in its entirety.

(e)	The following language is added to the end of Section 4.1 of the TSA:

“Notwithstanding anything in this Section 4.1 to the contrary, Seller’s maximum, cumulative liability to Buyer under this Agreement solely for those damages arising in relation to those Transition Services which are provided on or after January 1, 2020 (whether based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory), shall not exceed the fees incurred for Transition Services on or after January 1, 2020.”

(f)	Section 5.2 of the TSA is hereby deleted in its entirety and replaced with the following:

“Section 5.2. Termination. This Agreement may be terminated at any time prior to the Final Term:

(a)     by the mutual written consent of Seller and Buyer;

(b)    by either Party for a material breach of this Agreement (including any payment default, unless Buyer is disputing the obligation to make such payment in good faith and in accordance with Section 3.3(b)) by the other Party that is not cured within thirty (30) days after written notice by the terminating Party; or

(c)    by Buyer, with respect to all Transition Services, upon at least thirty (30) days prior, written notice, provided, however, that in no event shall any such termination be effective prior to February 29, 2020.”

3.No Further Amendments. Except as expressly set forth herein, the Purchase Agreement and TSA remain unmodified and in full force and effect.

4.Miscellaneous. For purposes of interpreting the Purchase Agreement and the TSA, as applicable, all references to the Purchase Agreement or the TSA, as applicable, shall refer to the Purchase Agreement or TSA as amended hereby. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Amendment by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEUSTAR, INC.

By	/s/ Carolyn Ullerick
Name: Carolyn Ullerick
Title: CFO

VERISIGN, INC.

By	/s/ Ebrahim Keshavarz
Name: Ebrahim Keshavarz
Title: Senior Vice President